                                                                     EXHIBIT 4.3

                                     FORM OF
            AMENDED AND RESTATED PNM RESOURCES, INC. PNM DIRECT PLAN



            This is an amendment and restatement of the PNM Resources, Inc.
PNM Direct Plan that became effective on December 21, 2001 to replace and assume the Public Service Company of New Mexico PNM Direct Plan originally established on August 28, 1996.

         1. Definitions

         The following terms when used herein shall have the following meanings:

         "Broker" shall mean one or more securities broker-dealers selected from time to time by the Plan Administrator to act as independent agents for the Participants in the purchase and sale of shares of the Company's Common Stock under the Plan.

         "Common Stock" shall mean the Company's common stock, no par value.

         "Company" shall mean PNM Resources, Inc., a New Mexico corporation

         "Dividend Payment Date" shall mean each date on which dividends are paid on the Company's Common Stock. These dates are usually on or about February 15, May 15, August 15, and November 15 of each year.

         "Enrollment Form" shall mean such enrollment form as the Plan Administrator or the Company may from time to time, or upon request, furnish to Shareholders or new investors who are not Shareholders and which shall be returned to the Plan Administrator together with the Initial Cash Investment to indicate their election to participate in the Plan.

         "Exchange" shall mean the New York Stock Exchange.

         "Initial Cash Investment" shall mean any initial cash investment made by a new investor for the purchase of their first shares of the Company's Common Stock under the Plan. An Initial Cash Investment may not (a) equal less than $50 or (b) total more than $10,000.

         "Optional Cash Investment" shall mean any additional cash payment made by a Participant for the purchase of shares of the Company's Common Stock under the Plan. Optional Cash Investments may not (a) equal less than $50 each or (b) total more than $10,000 in any month.

         "Participant" shall mean any Shareholder or new investor who is not a Shareholder who has enrolled in the Plan on-line over the Internet or has returned an Enrollment Form to the Plan Administrator indicating election to participate in the Plan.

         "Plan" shall mean the Amended and Restated PNM Resources, Inc. PNM Direct Plan.

         "Plan Administrator" shall mean [Mellon Bank, N.A. through its designated affiliates Mellon Investor Services and FutureShare Financial LLC] or other agent duly appointed by the Company to administer the Plan.

         "Pricing Period" shall have the meaning set forth below in Section 9.

         "Shareholder" shall mean any holder of record of the Company's Common Stock.

         "Threshold Price" shall have the meaning set forth below in Section 10.

         "Trading Day" shall have the meaning set forth below in Section 9.

         "Waiver Investment Date" shall have the meaning set forth below in
Section 9.

         2. Purpose

         The purpose of this Plan is to provide Shareholders and interested new investors with a convenient and economical method of investing cash dividends and making cash investments in shares of the Company's Common Stock. The shares of the Company's Common Stock purchased under this Plan with reinvested cash dividends and Initial and Optional Cash Investments will, at the election of the Company, be newly issued shares purchased directly from the Company, treasury shares purchased directly from the Company, shares purchased on the open market by the Broker or a combination thereof.

         3. Eligibility for Participation

         Existing Shareholders and interested new investors who are not Shareholders are eligible to participate in the Plan and may do so by enrolling on-line [over the Internet through Investor ServiceDirect at www.melloninvestor.com] or by completing the Enrollment Form and returning it to the Plan Administrator, together with an Initial Cash Investment or an Optional Cash Investment, as the case may be. Instructions for enrollment on-line over the Internet are provided by the Plan Administrator. Any Shareholder who owns less than 100 shares shall be automatically enrolled in the full dividend reinvestment portion of the Plan, unless the Participant elects to receive cash dividends.

         4. Administration

         The Plan Administrator shall maintain records and perform such other duties as may be required. In addition, the Plan Administrator shall send to each Participant (a) annual or quarterly (annual if the Participant holds less than 100 shares and participates only in the dividend reinvestment portion of the Plan) statements of the Participant's Plan account, and (b) annual and quarterly reports to Shareholders, proxy statements and income tax information for reporting dividends. Shares purchased by a Participant through the Plan shall be held by the Plan Administrator in book-entry form. Unless instructed otherwise, the dividends on such shares shall be automatically reinvested on each Dividend Payment Date.

         The Company shall pay all costs of administering the Plan, except as provided in this paragraph of this Section 4. Participants will pay the trading fees for any shares purchased on the open market and a fee for plan histories. No commission will be paid on any newly issued shares purchased directly from the Company under the Plan. A Participant will incur trading and transaction fees upon the sale of shares in the Participant's Plan account in connection with the withdrawal of a Participant from this Plan as described in Section 12. Additional fees are set forth in the fee schedule attached as Appendix A. The fee schedule in Appendix A may be amended from time to time by the Company.

         5. Reinvestment of Dividends

         A. Full Dividend Reinvestment. Shareholders may elect to have their cash dividends automatically reinvested by enrolling on-line over the Internet [through Investor ServiceDirect at www.melloninvestor.com] or completing the Enrollment Form to that effect and returning it to the Plan Administrator. In such cases, cash dividends on shares held in a Participant's Plan account will be automatically reinvested until such shares are withdrawn from the Participant's Plan account or until the Participant changes his or her dividend reinvestment election by notifying the Plan Administrator. Cash dividends will be reinvested as promptly as practicable (normally within 5 business days of the Dividend Payment Date). Reinvestment of cash dividends shall commence with dividends paid on the next Dividend Payment Date following the Plan Administrator's receipt of the Enrollment Form or the processing of enrollment on-line provided the enrollment request is received on or before the record date established for payment of the dividends. If the Plan Administrator receives the enrollment request after such record date, then the reinvestment of dividends shall commence with the Dividend Payment Date following the next established record date.

         B. Partial Dividend Reinvestment. A Participant may elect to have cash dividends on a designated number of shares held in the Participant's Plan account paid directly to the Participant, with the balance being reinvested in shares of Common Stock, except that Participants owning less than 100 shares of Common Stock may not elect this partial dividend reinvestment option.

         C. Cash Investment Only. A Participant may elect to have cash dividends on all shares held in the Participant's Plan account paid directly to the Participant in lieu of being reinvested.

         D. No Option Chosen. If a Participant does not elect a cash dividend participation option as described above in Subsections 5A, 5B or 5C, then such Participant will be deemed to have elected the full divided reinvestment option described in Subsection 5A above.

         E. Return of Uninvested Cash Dividends. Any cash dividends to be reinvested under the Plan that are not reinvested in shares of Common Stock within 30 days of the applicable Dividend Payment Date shall be promptly paid, without interest, to the Participant at his or her address of record by First Class Mail.

         6. Initial and Optional Cash Investments

         Shareholders or interested new investors may elect to make an Initial Cash Investment by enrolling on-line over the Internet [through Investor ServiceDirect at www.melloninvestor.com] or by completing the Enrollment Form for that purpose and returning it to the Plan Administrator. Participants are eligible to make Optional Cash Investments at any time. Initial and/or Optional Cash Investments, or any portion thereof, may be accepted or rejected by the Plan Administrator or Company in their sole discretion. Any Initial or Optional Cash Investment, or portion thereof, that is rejected by the Plan Administrator or the Company will be returned to the Participant as promptly as practical after the Plan Administrator or the Company elects to reject such investments. Initial Cash Investments and Optional Cash Investments shall be used to purchase shares of the Company's Common Stock as promptly as practical (normally, at least once every five business days) after the Plan Administrator receives the Participant's Initial Cash Investment or Optional Cash Investment in the form of an electronic bank transfer, check or money order payable to [Mellon Bank, N.A.] No Participant's Initial Cash Investment may (a) equal less than $50 or (b) total more than $10,000. No Participant's Optional Cash Investments may (a) equal less than $50 each or (b) total more than $10,000 in any month. Any Initial Cash Investments and Optional Cash Investments that are not invested within 35 days of receipt by the Plan Administrator or the Company shall be promptly returned, without interest, to the Participant at his or her address of record by First Class Mail.

         7. Cash Investments Over the Maximum Monthly Amount

         Interested new investors may make an Initial Cash Investment and/or Participants may make an Optional Cash Investment in excess of $10,000 per month with the Company's prior written approval. Approval is obtained by submitting a "Request for Waiver" form, which may be obtained by contacting the Plan Administrator's Waiver Department at [1-917-320-6300] (or such other number as the Plan Administrator or the Company may establish from time to time). Completed Request For Waiver forms must be sent to the Plan Administrator's Waiver Department via facsimile no later than three business days prior to the Pricing Period Start Date provided in Appendix B (which Appendix B may be amended from time to time by the Plan Administrator and an authorized officer of the Company) to this Plan for the applicable Pricing Period. If a Request for Waiver is approved, then the Participant must send to the Plan Administrator its Optional Cash Investment of greater than $10,000.

         The Plan Administrator must receive the Initial or Optional Cash Investment in excess of the $10,000 monthly maximum in good funds pursuant to a Request For Waiver form by the "Optional Cash Investments Must be Received By" date as set forth on Appendix B. This date is the close of business on the last day immediately preceding the first day of the applicable Pricing Period Start Date as set forth in Appendix B. Funds received after this date will be returned to the Participant without interest.

         The Company has the sole discretion whether to approve any request to make an Initial or Optional Cash Investment in excess of the $10,000 monthly maximum. In deciding whether to approve a Request for Waiver, the Company may consider, among other things, the following factors:

         o whether, at the time of such request, the Plan Administrator is acquiring shares of Common Stock for the Plan directly from the Company or in the open market or in privately negotiated transactions with third parties;

         o    the Company's need for additional funds;

         o the Company's desire to obtain additional funds through the sale of Common Stock as compared to other sources of funds;

         o    the purchase price likely to apply to any sale of Common Stock;

         o the extent and nature of a Participant's prior participation in the Plan;

         o the number of shares of Common Stock a Participant holds of record; and

         o the total amount of Initial and Optional Cash Investments in excess of $10,000 per month for which Requests for Waiver have been submitted.

         If Requests for Waivers are submitted for any Pricing Period for an aggregate amount in excess of the amount the Company is then willing to accept, the Company may honor such requests in order of receipt, pro rata or by any other method that the Company determines, in its sole discretion, to be appropriate. In making this determination, the Company may consider the make-up of its shareholder base and existing ownership levels.

         8. Purchase of Shares

         Shares of the Common Stock purchased under the Plan will, at the Company's election, be newly issued shares purchased directly from the Company, treasury shares purchased directly from the Company, shares purchased by a Broker in the open market, or a combination thereof. The Company has full discretion as to whether the Common Stock purchased under the Plan will be purchased on the open market or purchased directly from the Company.

         o Common Stock purchased in the open market. The investment price of the Common Stock purchased in the open market with reinvested dividends, Initial Cash Investments or with Optional Cash Investments will be the weighted average price, including brokerage trading fees, incurred in connection with the purchase of such shares for the relevant investment date. No interest will be paid on funds held by the Plan Administrator pending investment. The Plan Administrator will normally invest cash dividends within 5 business days of the Dividend Payment Date and will normally invest Initial and Optional Cash Investments at least once every 5 business days.

         o Common Stock purchased directly from the Company. The price of the Common Stock purchased directly from the Company with reinvested dividends, Initial Cash Investments or Optional Cash Investments will be the average of the high and low sale prices of shares of the Common Stock reported on the Exchange for the Dividend Payment Date, Initial Cash Investment date or Optional Cash Investment date, as the case may be. No interest will be paid on funds held by the Plan Administrator pending investment. The Plan Administrator will normally invest Initial and Optional Cash investments at least once every 5 business days.

         The Participants will be credited with that number of shares, including fractional shares computed to 4 decimal places, equal to the amount invested with respect to his, her or its Plan account, divided by the price per share of such shares for all purchases for all Participants during the applicable period.

         9. Purchase of Shares Upon a Request for Waiver

         Shares purchased pursuant to a granted Request for Waiver are purchased directly from the Company. Initial and Optional Cash Investments made pursuant to a Request for Waiver will be applied to the purchase of shares of Common Stock as soon as practicable on or after the "Waiver Investment Date" as set forth in Appendix B to the Plan (which Appendix B may be amended from time to time by the Plan Administrator and an authorized officer of the Company). Initial and Optional Cash Investments made pursuant to a Request for Waiver are acquired at a price equal to the average of the daily high and low sales prices computed up to four decimal places, if necessary, of the Common Stock as reported on the Exchange for the 10 Trading Days (as defined below) immediately preceding the applicable Waiver Investment Date. A "Trading Day" means a day on which trades in the Common Stock are reported on the Exchange. The period encompassing the first 10 Trading Days immediately preceding the next following Waiver Investment Date constitutes the relevant "Pricing Period." The Plan Administrator will apply all Initial and Optional Cash Investments for which good funds are received on or before the first business day before the Pricing Period to the purchase of shares of common stock as soon as practicable on or after the next following Waiver Investment Date.

         A discount of up to 3% from the purchase price may be offered, in the Company's sole discretion, with respect to a particular Waiver Investment Date to Participants on purchases of the Company's common stock through Initial or Optional Cash Investments in excess of $10,000 per month.

         Setting a discount from the purchase price for Initial or Optional Cash Investments in excess of $10,000 per month for a particular Pricing Period will not affect the setting of a discount for any other Pricing Period. The Company may increase, decrease, or waive its right to set a discount from the purchase price for any particular Pricing Period. Neither the Company nor the Plan Administrator is required to give a new investor or Participant notice of the discount for any Pricing Period. When setting the discount, if any, the Company will consider, among other things, capital needs, whether the Company wants to issue equity to meet capital needs and how quickly the Company desires to close the investment.

         10. Threshold Price

         The Company may set a minimum purchase price per share (the "Threshold Price") for Initial or Optional Cash Investments in excess of $10,000 per month made pursuant to a granted Request for Waiver for any Pricing Period. The determination of whether to set a Threshold Price will be made at least three business days before the first day of the Pricing Period.

         The Company will notify the Plan Administrator of the Threshold Price, if any. In deciding whether to set a Threshold Price, the Company will consider current market conditions, the level of participation in the Plan and the current and projected capital needs. Participants and potential new investors may ascertain whether a Threshold Price has been set or waived for any given Pricing Period by calling [Mellon's Waiver Department at 1-917-320-6300] (or such other number as the Plan Administrator or the Company may establish from time to time).

         The Company will fix the Threshold Price for a Pricing Period as a dollar amount that the average of the high and low sales prices as reported by the Exchange for each Trading Day of that Pricing Period (not adjusted for discounts, if any) must equal or exceed. The Company will exclude from the Pricing Period and from the determination of the purchase price any Trading Day within the Pricing Period that does not meet the Threshold Price. The Company also will exclude from the Pricing Period and from the determination of the purchase price any day in which no trades of Common Stock are made on the Exchange. Thus, for example, if the Threshold Price is not met or no sales of Common Stock are reported for 2 of the 10 Trading Days in a Pricing Period, then the Company will base the purchase price upon the remaining 8 Trading Days in which the Threshold Price was met.

         In addition, the Company will return a pro rata portion of each Initial or Optional Cash Investment made pursuant to an approved Request for Waiver for each Trading Day of a Pricing Period for which the Threshold Price is not met or for each day in which no trades of common stock are reported on the Exchange as soon as reasonably practical after the Pricing Period, without interest.

         The returned amount will equal one-tenth (1/10th) of the total amount of that Initial or Optional Cash Investment (not just the amount exceeding $10,000) for each Trading Day that the Threshold Price is not met or for each Trading Day in which sales are not reported. Thus, for example, if the Threshold Price is not met or no sales of Company Common Stock are reported for 2 of the 10 Trading Days in a Pricing Period, then the Company will return two-tenths (2/10th or 20%) of the Initial or Optional Cash Investment to the investor without interest after conclusion of the Pricing Period. This does not constitute a discount to the purchase price; however, it does reduce the amount of the offering.

         The establishment of the Threshold Price and the possible return of a portion of the payment apply only to Initial and/or Optional Cash Investments exceeding $10,000 per month made pursuant to a granted Request for Waiver. Setting a Threshold Price for a Pricing Period will not affect the setting of a Threshold Price for any other Pricing Period. The Company may waive its right to set a Threshold Price for any particular Pricing Period. Neither the Company nor the Plan Administrator is required to give an interested new investor or Participant notice of the Threshold Price for any Pricing Period. The Company may alter or amend at our sole discretion these Pricing Periods at any time and from time to time, prior to the commencement of any Pricing Period and prior to the granting of any waiver with respect to such period.

         11. Amendment of Investment Option

         A Participant may change the investment option elected under this Plan by notifying the Plan Administrator in writing, by telephone or on-line over the Internet. With respect to the dividend reinvestment portion of the Plan, notices received by the Plan Administrator not later than the record date established for any Dividend Payment Date shall be effective as of such Dividend Payment Date and thereafter.

         12. Withdrawal of Purchased Shares and Termination of Account

         A Participant who has purchased shares of the Company's Common Stock under this Plan may withdraw all or a portion of such shares by notifying the Plan Administrator, specifying in the notice the number of shares to be withdrawn. If requested, certificates for whole shares withdrawn shall be issued to the Participant or transferred to a Participant's brokerage account. In no case shall certificates or transfers for fractional shares be issued. Any fractional share withdrawn shall be liquidated as soon as practicable after receipt of withdrawal notice by the Plan Administrator. The liquidated amount for any fractional share and certificate(s) for whole shares shall be mailed directly to the withdrawing Participant by the Plan Administrator.

         If the Participant is terminating participation in this Plan, the Participant may withdraw all shares and request that a certificate be issued, that whole shares be transferred to a Participant's brokerage account or that shares be sold and the cash proceeds be forwarded to the Participant. Such sale shall be made by the Broker. The Broker will have full discretion as to all matters relating to sales by the Broker, including the date of any sales and the prices received for such shares. The proceeds of such sale by the Broker, less trading and transaction fees, shall be paid to such Participant. Shares that are to be sold by the Broker may be aggregated with those of other terminating Participants, in which case the proceeds to each terminating Participant will be based on the average sales price, less trading and transaction fees.

         13. Common Stock Rights Offering, Stock Split, Stock Dividend

         Participation in any Common Stock rights offering shall be based upon both the shares registered in the Participant's name and the shares (including fractional shares) credited to the Participant's Plan account in book-entry form. Any stock dividend or share resulting from any stock split with respect to shares credited to the Participant's Plan account shall be added to such account.

         14. Voting

         All shares credited to a Participant's Plan account in book-entry form shall be voted as the Participant directs. If on the record date for a meeting of Shareholders there are shares credited to the Participant's Plan account, the Participant (whether or not any shares are registered in the Participant's own name) shall be sent the proxy materials for such meeting. If the Participant returns an executed proxy, all shares credited to the Participant (including any fractional shares) shall be voted in accordance with such proxy; otherwise, the Participant may vote such shares in person at such meeting.

         15. Liability

         In administering this Plan, neither the Company nor the Plan Administrator nor any Broker shall be liable for any good faith acts or omissions, including, without limitation, any failure to terminate a Participant's Plan account upon such Participant's death or adjudicated incompetence, prior to receiving notice in writing of such death or adjudicated incompetence, or with respect to the prices at which shares are purchased or sold for a Participant's account and the times when such purchases and sales are made, or with respect to any loss or fluctuation in the market value after the purchase or sale of such shares.

         16. Termination, Suspension or Modification

         The Company reserves the right to modify, suspend or terminate this Plan at any time. The Company also reserves the right to change the administrative procedures of the Plan, together with the Plan Administrator. The Company reserves the right to modify, suspend or terminate participation in the Plan by otherwise eligible persons to eliminate practices that are inconsistent with the purpose of the Plan. In such event, the Plan Administrator will notify the Participant in writing and will continue to keep safe shares of Common Stock allocated to the Participant, but will no longer accept optional cash investments or reinvest dividends.

         17. Direct Registration System

         Shares purchased under the Plan (unless requested otherwise by the Participant) will be in book-entry-form through the use of the Direct Registration System. Shares may be transferred from the Participant's Plan account to a Participant's brokerage account and vice versa.

         18. Compliance With Applicable Laws and Regulations

         The Company's obligation to offer, issue or sell shares of the Company's Common Stock under this Plan shall be subject to (a) the Company's obtaining any necessary approval, authorization or consent from any regulatory authority having jurisdiction and from any stock exchange on which shares of the Company's Common Stock may then be listed and (b) the condition that, at the time of the offer, issuance or sale, the price at which such shares are being offered, issued or sold shall be at least equal to the then stated value of such shares.

         19. Selection of Broker

         Any Broker serving in such capacity pursuant to the Plan shall be selected by the Company, and the Plan Administrator and the Company, or either of them, shall, subject to the provisions hereof, make such arrangements and enter into such agreements with the Broker in connection with the activities contemplated by the Plan as the Plan Administrator and the Company, or either of them, deem reasonable and appropriate.

         20. Source of Shares of Common Stock

         The Company shall not change the source of Common Stock purchased by Participants in the Plan (i.e., either (i) newly issued shares of Common Stock or shares of Common Stock held in the Company's treasury (not reserved for any other purpose) purchased from the Company, or (ii) shares of Common Stock purchased in the open market) more often than every 3 months. The Company shall not exercise its right to change the source of shares absent a recorded determination by the Company's Board of Directors,

Chief Financial Officer or Treasurer that the Company's need to raise additional capital has changed or there is another valid reason for a change.

         21. Plan Of Distribution

         Subject to the discussion below, the Company will distribute newly issued shares of its Common Stock sold under the Plan. [FutureShare Financial LLC], a registered broker/dealer, will assist in the identification of investors and other related services, but will not be acting as an underwriter with respect to shares of Common Stock sold under the Plan. There are no brokerage commissions or service charges allocated to Participants in the Plan in connection with their purchases of such newly issued shares of Common Stock.

         In connection with the administration of the Plan, the Company may be requested to approve investments made pursuant to Requests for Waiver by or on behalf of Participants or other investors who may be engaged in the securities business. Persons who acquire shares of the Company's Common Sock through the Plan and resell them shortly after acquiring them, including coverage of short positions, under certain circumstances, may be participating in a distribution of securities that would require compliance with Regulation M under the Securities Exchange Act of 1934, as amended, and may be considered to be underwriters within the meaning of the Securities Act of 1933, as amended. The Company will not extend to any such person any rights or privileges other than those to which it would be entitled as a Participant, nor will the Company enter into any agreement with any such person regarding the resale or distribution by any such person of the shares of our Common Stock so purchased. The Company may, however, accept investments made pursuant to Requests for Waiver by such persons. From time to time, financial intermediaries, including brokers and dealers, and other persons may engage in positioning transactions in order to benefit from any waiver discounts applicable to investments made pursuant to Requests for Waiver under the Plan. Those transactions may cause fluctuations in the trading volume of the Common Stock. Financial intermediaries and such other persons who engage in positioning transactions may be deemed to be underwriters. The Company has no arrangements or understandings, formal or informal, with any person relating to the sale of shares of our Common Stock to be received under the Plan.

         22. Controlling Law

         This Plan shall be construed, regulated and administered under the laws of the State of New Mexico.

         23. Uncollectible Funds

         If a check or automatic debit submitted for investment is returned unpaid or rejected for any reason, the Plan Administrator will consider the request for investment of such funds null and void and will charge the Participant the applicable fees set forth in Appendix A, as revised from time to time. Any shares purchased upon the prior credit of such funds will be immediately removed from the Participant's account. The Plan Administrator will be entitled to sell those shares to satisfy any uncollected amounts. If the net proceeds of the sale of such shares are not sufficient to satisfy the balance of such uncollected amounts, the Plan Administrator may sell additional shares from the Participant's account to satisfy the uncollected balance.

         24. Acceptance of Terms and Conditions of Plan by Participants

         Each Participant, by completing an Enrollment Form and as a condition of participation herein, for himself or herself, his or her heirs, executors, administrators, legal representatives and assigns, approves and agrees to be bound by the provisions of this Plan and any subsequent amendments hereto, and all actions of the Company and the Plan Administrator hereunder.

                                   APPENDIX A

                                  FEE SCHEDULE


ENROLLMENT FEE FOR NEW INVESTORS.....................       NO CHARGE

PURCHASE OF SHARES...................................       TRADING FEE INCLUDED IN SHARE PRICE (CURRENTLY [$0.06]
                                                            PER SHARE), APPLICABLE WHEN SHARES ARE ACQUIRED ON THE
                                                            OPEN MARKET BY THE PLAN ADMINISTRATOR THROUGH ITS
                                                            BROKER

REINVESTMENT OF DIVIDENDS............................       TRADING FEE INCLUDED IN SHARE PRICE (CURRENTLY [$0.06]
                                                            PER SHARE), APPLICABLE WHEN SHARES ARE ACQUIRED ON THE
                                                            OPEN MARKET BY THE PLAN ADMINISTRATOR THROUGH ITS
                                                            BROKER

OPTIONAL CASH INVESTMENTS............................       TRADING FEE INCLUDED IN SHARE PRICE (CURRENTLY [$0.06]
                                                            PER SHARE), APPLICABLE WHEN SHARES ARE ACQUIRED ON THE
                                                            OPEN MARKET BY THE PLAN ADMINISTRATOR THROUGH ITS
                                                            BROKER

SALE OF SHARES (PARTIAL OR FULL):
     TRANSACTION FEE.................................       $15 PER SALE TRANSACTION OR LIQUIDATION
     TRADING FEE.....................................       CURRENTLY $0.06 PER SHARE

GIFT OR TRANSFER OF SHARES...........................       NO CHARGE

SAFEKEEPING OF STOCK CERTIFICATES....................       NO CHARGE

CERTIFICATE ISSUANCE.................................       NO CHARGE

RETURNED CHECKS OR REJECTED AUTOMATIC DEBIT..........       $35 PER CHECK OR TRANSACTION

DUPLICATE STATEMENTS:
     CURRENT YEAR....................................       NO CHARGE
     PRIOR YEAR(s)...................................       $20 FLAT FEE PER REQUEST PER EACH PRIOR YEAR

PLAN FEES ARE AT THE DISCRETION OF PNM RESOURCES, INC. INVESTORS SHOULD NOT RELY SOLELY ON THE ABOVE SCHEDULE AS FEES ARE SUBJECT TO CHANGE. FOR MORE INFORMATION, PLEASE CONTACT THE PLAN ADMINISTRATOR AT 1-800____________________.

                                   APPENDIX B

"REQUEST FOR WAIVER" INITIAL OR OPTIONAL CASH INVESTMENTS OF MORE THAN $10,000 PER MONTH

                     Threshold Price and
                   Waiver Discount, if any,       Optional Cash Investments      Pricing Period           Waiver
    Year                will be set by               Must be received by           Start Date         Investment Date
    ----           ------------------------       -------------------------      --------------       ---------------
    2003                  January 13                   January 15                  January 16            January 31
                          February 3                   February 5                  February 6           February 21
                          February 24                  February 26                 February 27            March 13
                           March 14                     March 18                    March 19              April 2
                            April 3                      April 7                     April 8              April 23
                           April 24                     April 28                    April 29               May 13
                            May 14                       May 16                      May 19                June 3
                            June 4                       June 6                      June 9               June 23
                            June 24                      June 26                    June 27               July 14
                            July 15                      July 17                    July 18               August 1
                           August 4                     August 6                   August 7              August 21
                           August 22                    August 26                  August 27            September 11
                         September 12                 September 16               September 17            October 1
                           October 2                    October 6                  October 7             October 21
                          October 22                   October 24                 October 27            November 10
                          November 11                  November 13               November 14            December 1
                          December 2                   December 4                 December 5            December 19
                          December 22                  December 24                December 26         January 12, 2004

    2004                  January 13                   January 15                 January 16             February 2
                          February 3                   February 5                 February 6            February 23
                          February 24                  February 26                February 27             March 12
                           March 15                     March 17                   March 18               April 1
                            April 2                      April 6                    April 7               April 22
                           April 23                     April 27                   April 28                May 12
                            May 13                       May 17                     May 18                 June 2
                            June 3                       June 7                     June 8                June 22
                            June 23                      June 25                    June 28               July 13
                            July 14                      July 16                    July 19              August 14
                           August 3                     August 5                   August 6              August 20
                           August 23                    August 25                  August 26            September 10
                         September 13                 September 15               September 16           September 30
                           October 1                    October 5                  October 6             October 20
                          October 21                   October 25                 October 26             November 9

         PRICING PERIODS ARE AT THE DISCRETION OF PNM RESOURCES, INC. INVESTORS SHOULD NOT RELY SOLELY ON THE ABOVE SCHEDULE AS PRICING PERIODS AND WAIVER INVESTMENT DATES MAY VARY. FOR MORE INFORMATION, PLEASE CONTACT THE PLAN ADMINISTRATOR'S WAIVER DEPARTMENT AT [1-917-320-6300].